Exhibit 99.1

ACE Contacts:	JLL Contacts:
Jay B. Shipowitz 972/550-5030	Steven Lipin 212/333-3810
President & CEO	Melissa Daly 212/333-3810
jshipowitz@acecashexpress.com	Brunswick Group

William S. McCalmont 972/753-2314
Executive Vice President & CFO
wmccalmont@acecashexpress.com
JLL PARTNERS COMPLETES ACQUISITION OF
ACE CASH EXPRESS, INC.
DALLAS, October 5, 2006 – Ace Cash Express, Inc. (Nasdaq: AACE) announced today that entities affiliated with JLL Partners completed the acquisition of ACE. The aggregate consideration paid to ACE shareholders is approximately $455 million. In the merger, each share of ACE common stock was converted into the right to receive $30.00 in cash, without interest. ACE will continue to operate under the name ACE Cash Express, Inc., as a wholly owned subsidiary of Ace Holdings I, LLC, a newly formed affiliate of JLL Partners. Jay B. Shipowitz will continue in his role as ACE’s President and Chief Executive Officer.
Frank Rodriguez, a Managing Director of JLL Partners, stated, “We are excited to partner with Jay Shipowitz and his outstanding management team. The acquisition of ACE presents a wonderful opportunity for us to work with the Company in continuing its development as a market leader in the financial services industry.” Jay B. Shipowitz, ACE’s President and Chief Executive Officer, commented, “We are excited about our new partnership with JLL Partners. All of us at ACE are proud of the value we have been able to create for our shareholders and we thank them for their support. At the same time, we eagerly look forward to this next chapter in the Company’s history.”
ACE stock will cease to trade on The NASDAQ Global Market at the close of market on October 5, 2006 and will be delisted. Mellon Investor Services, LLC has been appointed disbursing agent in connection with the merger and will be mailing a letter of transmittal to all ACE shareholders of record. The letter of transmittal will direct shareholders on how to surrender shares of ACE common stock in exchange for the merger consideration.
About ACE
ACE Cash Express, Inc. is a leading retailer of financial services, including check cashing, short-term consumer loans, bill payment and prepaid debit card services, and the largest owner, operator and franchisor of check cashing stores in the United States. As of March 31, 2006, ACE had a network of 1,557 stores in 36 states and the District of Columbia, consisting of 1,328 company-owned stores and 229 franchised stores. ACE focuses on serving consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to financial services. ACE’s website is found at www.acecashexpress.com.
About JLL Partners
Founded in 1988, JLL Partners is a leading private equity investment firm with $3.2 billion in capital. JLL’s investment philosophy is to partner with outstanding management teams and invest with them in companies or situations that they can continue to grow into market leaders. JLL has invested in the following industries: financial services, building products, healthcare services, medical products, consumer products, business services, chemicals, broadcasting, transportation and automotive. The firm has significant financial expertise combined with a philosophy of building effective partnerships with company management. For more information, please visit www.jllpartners.com.

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